Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-178972) and related Prospectus of CurrencyShares® Euro Trust and to the incorporation by reference therein of our reports dated January 13, 2012, with respect to the financial statements of CurrencyShares® Euro Trust, and the effectiveness of internal control over financial reporting of CurrencyShares® Euro Trust, included in its Annual Report (Form 10-K) for the year ended October 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

January 26, 2012